EXHIBIT 99.1

IMMEDIATE RELEASE

NEWS

August 6, 2008	NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

Net income increases to $775,000 from $72,000 a year ago

Adjusted EBITDA $2.0 million vs. $1.4 million last year

Eighth consecutive quarter of positive operating income

Revenue up 6% to $9.6 million from $9.1 million

Sixth straight quarter of year-over-year revenue growth

License and services orders in Q2 and first half highest in 3 years

Second Dynamic SIM Allocation™ solution order

ENGLEWOOD, Colorado – Evolving Systems, Inc. (NASDAQ-EVOL), a leading provider of software solutions and services to the wireless, wireline and IP carrier market, today reported strong profitability on solid revenue growth for its second quarter ended June 30, 2008.

“We are very pleased with the growth we are achieving in revenue, earnings, EBITDA and new orders, particularly in light of uncertainty in worldwide economies,” said Thad Dupper, president and CEO.  “We are now benefitting from our investments in new product development, evidenced by increased revenue and orders from emerging markets, as highlighted by MTN South Africa’s order for our Dynamic SIM Allocation™ (DSA) solution. We believe that DSA is a unique solution with very significant potential for higher margin growth.  DSA orders comprised 27% of our second quarter license and services bookings, up from 10% in the first quarter.  This has helped drive a near record backlog entering the second half of 2008, positioning us for solid results through year-end.”

Second Quarter Results

Net income in the second quarter was $775,000, or $0.04 per basic and diluted share, a better than 10-fold increase over net income of $72,000, or less than $0.01 per basic and diluted share, in the same quarter last year.  The increase in year-over-year net income was attributable to higher revenue growth and a stable expense base.  Earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions (“Adjusted EBITDA”) for the second quarter were $2.0 million versus $1.4 million in the same quarter last year.

The Company reported $9.6 million in revenue in the second quarter, up 6% from revenue of $9.1 million in the same quarter last year.  It was the Company’s sixth consecutive quarter of year-over-year revenue growth.  Management attributed the steady revenue growth to a combination of new customer engagements, additional revenue from established customers, and growing sales momentum in emerging markets.  License fees and services revenue grew by 13% to $5.3 million from $4.7 million, offsetting a slight decline in customer support revenue, to $4.3 million from $4.4 million in the same quarter last year.  Revenue mix in the second quarter included $5.3 million in Service Activation, $3.5 million in Numbering Solutions and $0.8 million in Mediation.

Total costs of revenue and operating expenses in the second quarter remained flat at $8.5 million versus the same quarter last year, reflecting management’s commitment to maintaining a lean operating structure.  Sales and marketing expense remained stable while general and administrative expense declined by 25% to $1.2 million from $1.6 million due to lower professional fees, headcount, and costs of facilities. Product development expense increased 165% in the second quarter due to ongoing product enhancements designed to drive revenue growth.

Income from operations in the second quarter increased 75% to $1.1 million as compared with $0.6 million in the same quarter last year.  It was the Company’s eighth consecutive quarter of positive operating income.

Six-Month Results

The Company reported net income of $531,000, or $0.03 per basic and diluted share, through six months of 2008 as compared with a net loss of $254,000, or $0.01 per basic and diluted share, in the same period last year.  The $531,000 in net income through the first half of 2008 compares with $598,000 in net income for all of 2007.  Adjusted EBITDA for the first half of 2008 increased 14% to $2.9 million from $2.6 million in the same period last year.

Revenue in the first half of 2008 grew to $18.8 million, a 7% increase from $17.6 million a year ago.  License fees and services revenue increased 17% to $10.2 million from $8.7 million, more than offsetting a 3% decline in customer support revenue, to $8.6 million from $8.9 million a year ago.  Revenue mix included $10.0 million in Activation, $6.4 million in Numbering Solutions and $2.4 million in Mediation.

Total costs of revenue and operating expenses through six months increased 5% to $17.6 million in 2008 from $16.7 million in the comparative period last year.  The increase is primarily attributable to higher product development costs, which were partially offset by lower general and administrative expense.  Product development costs grew to $2.0 million from $0.9 million a year ago as the Company continued to invest in its core solutions as well as new product offerings.  General and administrative expense declined by 17% year-to-date – to $2.7 million from $3.2 million – reflecting lower professional fees, personnel and facility costs.  Sales and marketing expense was up 4% – to $4.4 million from $4.2 million – due to higher costs associated with the Company’s successful entry into emerging markets.

Operating income through the first six months of 2008 was $1.2 million compared with $859,000 in the same period a year ago.

Bookings and Backlog Highlights

The Company booked $8.3 million in new orders in the second quarter, which equaled its first quarter total.  The new orders included $5.3 million in license fees and services, up 20% from $4.4 million in the second quarter last year and the highest second quarter total in that category since the Company’s 2004 acquisition of Tertio Telecoms, Ltd.  Customer support orders totaled $3.0 million in the second quarter.  Bookings by product category in the second quarter included $4.9 million in Activation, $3.1 million in Numbering Solutions, and $0.3 million in Mediation.

New orders totaled $16.6 million through six months, which was down from $18.8 million in the first half last year.  The higher 2007 order number was the result of an industry consolidation event that caused a large carrier customer to accelerate its 2008 annual support order into the fourth quarter of 2007.  Bookings of new license and service orders, a key leading indicator of growth, increased to $10.8 million through the first half of 2008, up from $9.4 million in the year ago period, reflecting a 15% growth rate.  Customer support bookings through six months totaled $5.8 million in 2008.  The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

Backlog at June 30, 2008, was $17.6 million, up 16% from $15.1 million at the same time a year ago.  The license and services backlog grew 29% over the same period, to $7.1 million from $5.5 million, and equaled the Company’s largest mid-year backlog since the Tertio acquisition.

Balance Sheet Highlights

The Company took several actions to strengthen its balance sheet in the first half of 2008.  In addition to converting the balance of its preferred stock to common stock during the first quarter, the Company completed a $10.0 million debt refinancing that lowered the average cash interest rate and improved financial flexibility with more favorable covenants.  The Company reduced its year-over-year interest expense by 37% in the second quarter and 32% for the six-month period.  Also in the first quarter, the Company used $3.0 million of existing cash to pay down its senior revolver and subordinated debt obligations.  The conversion of preferred stock, accelerated payments on the long-term debt obligations and scheduled senior debt payments reduced the Company’s total preferred stock and long-term debt obligations by $9.3 million during the first half.  The Company generated $3.9 million in cash from operations in the first six months of 2008, down from $6.1 million a year ago primarily as the result of longer collection cycles from certain international customers and a $0.8 million first quarter payment of accrued interest on subordinated debt.  The cash and cash equivalents balance at June 30, 2008 declined slightly from year-end to $7.2 million.

Conference Call

The Company will conduct a conference call and Web cast today at 3:00 p.m. Mountain Daylight Savings Time.  The call-in numbers for the conference call are 1-877-548-7913 for domestic toll free and 719-325-4855 for international callers.  The conference ID is 4354389.  A telephone replay will be available through August 20, 2008, and can be accessed by calling 1-888-203-1112 or
1-719-457-0820, passcode 4354389.  To access a live Webcast of the call, please visit Evolving Systems’ website at www.evolving.com.  A replay of the Webcast will be accessible at that website through August 20, 2008.

About Evolving Systems®

Evolving Systems (NASDAQ-EVOL) is a worldwide provider of software and services to telecommunications carriers, with over 65 network operators in more than 40 countries.  The Company’s software offerings address Activation, Dynamic SIM Allocation, Number Portability, Number Management and Mediation.  These solutions help carriers deliver an improved customer experience, shorter time-to-market and lower cost of rendering value-added services.  With an expanding solutions portfolio, global sales and support, onshore/offshore development, and a focus on emerging markets, Evolving Systems is well positioned for growth. Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, Germany, India and Malaysia.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly results that are similar to those described in this press release and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 13, 2008, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer Pfeiffer High Investor Relations, Inc. 303.393.7044 jay@pfeifferhigh.com	Sarah Hurp Marketing Communications Manager Evolving Systems +44 1225 478060 sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Revenue:
License fees and services	$5,342	$4,742	$10,174	$8,733
Customer support	4,303	4,380	8,598	8,850
Total revenue	9,645	9,122	18,772	17,583
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,902	1,941	4,126	3,865
Costs of customer support, excluding depreciation and amortization	1,632	1,716	3,125	3,209
Sales and marketing	2,194	2,186	4,381	4,225
General and administrative	1,236	1,648	2,661	3,199
Product development	950	358	2,018	907
Depreciation	252	252	482	540
Amortization	379	392	759	780
Restructuring and other expense	—	—	—	(1)
Total costs of revenue and operating expenses	8,545	8,493	17,552	16,724
Income from operations	1,100	629	1,220	859
Interest and other income (expense), net	(212)	(474)	(650)	(890)
Income (loss) before income taxes	888	155	570	(31)
Income tax expense	113	83	39	223
Net income (loss)	$775	$72	$531	$(254)
Basic income (loss) per common share	$0.04	$0.00	$0.03	$(0.01)
Diluted income (loss) per common share	$0.04	$0.00	$0.03	$(0.01)
Weighted average basic shares outstanding	19,374	19,180	19,368	19,167
Weighted average diluted shares outstanding	19,845	19,604	19,840	19,167

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007

Net income (loss)	$775	$72	$531	$(254)
Depreciation	252	252	482	540
Amortization	379	392	759	780
Stock-based compensation expense	228	132	456	381
Interest expense and other, net	212	474	650	890
Income tax expense	113	83	39	223
Adjusted EBITDA	$1,959	$1,405	$2,917	$2,560

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP information in the form of adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transaction.)  Management believes adjusted EBITDA is useful to investors and lenders in evaluating the overall financial health of the Company in that it allows for greater transparency of additional financial data routinely used by management to evaluate performance.  Adjusted EBITDA relates to a covenant contained in the Company’s loan agreements and therefore can be useful for lenders as an indicator of earnings available to service debt.  Readers of this adjusted EBITDA information are reminded that adjusted EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income (loss) from operations, an indicator of cash flow from operations or a measure of liquidity.  Not all companies calculate adjusted EBITDA identically, so this presentation may not be comparable to similar presentations of other companies.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$7,249	$7,271
Contract receivables, net	6,004	10,959
Unbilled work-in-progress	1,261	922
Prepaid and other current assets	1,756	1,335
Total current assets	16,270	20,487
Property and equipment, net	1,501	1,677
Amortizable intangible assets, net	3,920	4,687
Goodwill	26,398	26,417
Long-term restricted cash	100	100
Other long-term assets	308	359
Total assets	$48,497	$53,727
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$2,020	$2,520
Accounts payable and accrued liabilities	5,450	5,937
Unearned revenue	8,829	10,635
Total current liabilities	16,299	19,092
Long-term liabilities:
Long-term debt and other obligations	6,996	10,242
Deferred foreign income taxes	753	878
Total liabilities	24,048	30,212
Preferred stock	—	5,587
Stockholders’ equity:
Common stock	19	18
Additional paid-in capital	81,395	75,317
Accumulated other comprehensive income	2,055	2,144
Accumulated deficit	(59,020)	(59,551)
Total stockholders’ equity	24,449	17,928
Total liabilities and stockholders’ equity	$48,497	$53,727